Exhibit 99.1

Coty Inc. Reports Third Quarter Fiscal 2017 Results

Net Revenue Trends Improve in Q3
Recent M&A Strengthens Portfolio and Growth Profile
Reported Operating Income Impacted by Restructuring Costs
Good Adjusted Operating Profit Performance

NEW YORK--(BUSINESS WIRE)--May 10, 2017--Coty Inc. (NYSE: COTY) today announced financial results for the third quarter of fiscal year 2017, ended March 31, 2017.

Results at a glance	Three Months Ended March 31, 2017				Nine Months Ended March 31, 2017
		Change YoY				Change YoY
				Combined				Combined
				Company				Company
(in millions, except per share		Reported	Combined	Constant		Reported	Combined	Constant
data)		Basis	Company *	Currency *		Basis	Company *	Currency *
Net revenues	$2,032.1	>100%	5%	6%	$5,409.0	65%	(2%)	(1%)
Operating (loss) income - reported	(192.5)	NM			(158.8)	NM
Operating income - adjusted*	208.3	>100%			682.7	29%
Net income - reported	(164.2)	NM			(117.4)	NM
Net income - adjusted*	110.3	>100%			411.9	(6%)
EPS (diluted) - reported	$(0.22)	NM			$(0.19)	NM
EPS (diluted) - adjusted*	$0.15	7%			$0.67	(46%)
*	As compared to combined Coty and P&G Beauty Business net revenues. These measures, as well as “free cash flow,” are Non-GAAP Financial Measures. Refer to “Basis of Presentation and Exceptional Items” and “Non-GAAP Financial Measures” for discussion of these measures. Net Income represents Net Income Attributable to Coty Inc. Reconciliations from reported to adjusted results can be found at the end of this release. Combined Company year-over-year change in net revenues is presented giving effect to the completion of the acquisition of the P&G Beauty Business (the "Merger"), as if the Merger had occurred as of July 1, 2015. “NM” indicates calculation not meaningful.

Third Quarter Fiscal 2017 Summary

  Net revenues of $2,032.1 million increased >100% as reported compared to Legacy-Coty net revenues in the prior-year period and increased 6% at constant currency compared to combined Legacy-Coty and P&G Beauty Business net revenues in the prior-year period
  Excluding the positive contribution from the acquisitions of ghd and Younique and one month of the Brazil Acquisition, the combined company net revenues declined 2% on a constant currency basis. This performance reflects the benefit of approximately 1% as a result of pre-shipments to customers in advance of the termination of transition services for North America under the Transition Services Agreement ("TSA"), which occurred on May 1
  Reported operating loss of $(192.5) million decreased from $23.0 million for Legacy-Coty in the prior-year period due to $213.5 million in restructuring and acquisition related charges
  Adjusted operating income of $208.3 million increased >100% from $102.6 million for Legacy-Coty in the prior-year period
  Reported net income of $(164.2) million decreased from $(26.8) million for Legacy-Coty in the prior-year period, as Coty initiated its cost savings program with $213.5 million in pre-tax restructuring and acquisition related charges, while adjusted net income of $110.3 million increased from $47.8 million for Legacy-Coty in the prior-year period
  Reported earnings per diluted share of $(0.22) decreased from $(0.08) for Legacy-Coty in the prior-year period, while adjusted earnings per diluted share of $0.15 increased from $0.14 for Legacy-Coty in the prior-year period
  Net cash provided by operating activities was $43.3 million compared to $(71.8) million in the prior-year period for Legacy-Coty, reflecting improved working capital for the combined company

First Nine Months Fiscal 2017 Summary

  Net revenues of $5,409.0 million increased 65.2% as reported compared to Legacy-Coty net revenues in the prior-year period and was flat on a constant currency basis compared to combined Legacy-Coty and P&G Beauty Business net revenues in the prior-year period
  Excluding the positive contribution from the acquisitions of ghd, Younique and seven months of the Brazil Acquisition, the combined company net revenues declined 6% on a constant currency basis
  Reported operating loss of $(158.8) million decreased from $257.1 million for Legacy-Coty in the prior-year period due to $454.1 million in restructuring and acquisition related charges
  Adjusted operating income of $682.7 million increased 29% from $528.7 million for Legacy-Coty in the prior-year period
  Reported net income of $(117.4) million decreased from $187.9 million for Legacy-Coty in the prior-year period due to $454.1 million in pre-tax restructuring and acquisition related charges, while adjusted net income of $411.9 million increased from $439.5 million for Legacy-Coty in the prior-year period
  Reported earnings per diluted share of $(0.19) decreased from $0.53 for Legacy-Coty in the prior-year period, while adjusted earnings per diluted share of $0.67 decreased from $1.23 for Legacy-Coty in the prior-year period
  Net cash provided by operating activities was $706.7 million compared to $445.3 million in the prior-year period, primarily as a result of improved working capital for the combined company partially offset by lower cash-related net income

Commenting on Q3 financial results and strategic outlook, Camillo Pane, Coty CEO said:

“Q3 was a better quarter. The underlying net revenue trend, excluding the contributions from ghd, Younique and one month of the Brazil Acquisition, improved sequentially to -2% at constant currency compared to a high single digit decline in the first half. This improvement was driven by good growth performance in the Luxury division, flat performance in Professional Beauty, and some improvement but continued negative performance in the Consumer Beauty division.

Equally encouraging was the performance of our acquired businesses of the Brazil acquisition, Younique and ghd. These three businesses combined showed strong performance year over year, outperforming their respective markets and are expected to materially strengthen the growth profile of the total company.

As to profits, our Q3 performance was very solid, with our adjusted operating income more than doubling in Q3 versus the prior year period, underlining the margin strength of our business.

It is clear that fiscal 2017 is a transitional year and the path to recovery will take some time and will not be a straight line. For example, we expect the constant currency net revenue trends in Q4 excluding Younique and ghd to weaken sequentially versus Q3.

In Q3, we continued to execute on the strategy I outlined last quarter to position Coty to become a challenger and leader in beauty, and drive sustained profitable growth over time. We aim to achieve these strategic objectives through four key pillars, specifically the repositioning some of the brands, making significant changes to our innovation and product development process, accelerating our end-to-end digital transformation including e-commerce, and revamping our in-store execution. I am pleased with the progress made in the quarter on the four pillars, especially on the announced partnerships with new creative agencies and the implementation of changes to our innovation process.

On the integration of the P&G Beauty Business, we are making good progress and we just exited the Transitional Services Agreement in North America on May 1, which is a significant milestone in this journey.

Regarding acquisitions, the recently announced agreement to acquire the long term exclusive license of the Burberry Beauty business should further strengthen our Luxury portfolio of brands without a material impact to our leverage ratio, highlighting our disciplined approach to valuation, and maintaining a strong balance sheet.

In sum, I am confident that the strategies and action plans we are deploying throughout the organization are setting the stage to realize the enormous potential of Coty as a global leader and challenger in beauty."

Basis of Presentation and Exceptional Items

To supplement financial results presented in accordance with GAAP, certain financial information is presented herein using the non-GAAP financial measures described in this section. The term “combined company” describes net revenues of Coty Inc. and the P&G Beauty Business giving effect to the Merger for purposes of the three and nine months ended March 31, 2017 as if it had occurred on July 1, 2015. Combined company year-over-year and combined company constant currency year-over-year do not include any adjustments related to potential profit improvements, potential cost savings or adjustments to fully conform to the accounting policies of Coty. The term “combined company constant currency” describes the combined company net revenues excluding the effect of foreign currency exchange translations. The term “adjusted” primarily excludes the impact of restructuring and business realignment costs, amortization, costs related to acquisition activities, private company share-based compensation expense, and asset impairment charges to the extent applicable. Refer to “Non-GAAP Financial Measures” for additional discussion of these measures as well as the definition of free cash flow.

Net revenues are reported by segment and geographic region and are discussed below on a reported (GAAP) basis and combined company constant currency basis. Operating income is reported by segment. All changes in margin percentage are described in basis points rounded to the nearest tenth of a percent.

Net revenues are presented on an actual, combined company and combined company constant currency. Operating income, net income, operating income margin, gross margin, effective tax rate, and earnings per diluted share (EPS (diluted)) are presented on a reported (GAAP) basis and an adjusted (non-GAAP) basis. Adjusted EPS (diluted) is a performance measure and should not be construed as a measure of liquidity. Net revenues on a combined company basis, net revenues on a combined company constant currency basis, adjusted operating income, adjusted operating income on a constant currency basis, adjusted operating income margin, adjusted effective tax rate, adjusted net income, adjusted gross margin, adjusted EPS (diluted) and free cash flow are non-GAAP financial measures. Refer to "Non-GAAP Financial Measures" for additional discussion of these measures. A reconciliation between GAAP and non-GAAP results can be found in the tables and footnotes at the end of this release.

Coty only provides guidance on a non-GAAP basis and does not provide reconciliations of such forward-looking non-GAAP measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for restructuring, integration and acquisition-related expenses, amortization expenses, adjustments to inventory, and other charges reflected in our reconciliation of historic numbers, the amount of which, based on historical experience, could be significant.

Third Quarter Fiscal 2017 Summary Operating Review

Net revenues of $2,032.1 million increased >100% as reported compared to Legacy-Coty net revenues in the prior-year period and increased 6% at constant currency compared to combined Legacy-Coty and P&G Beauty Business net revenues in the prior-year period. The 6% constant currency net revenue growth compared to the combined company revenues in the prior-year period reflected an 8% contribution from ghd, Younique, and one month of the Brazil Acquisition, and a 2% decline in the underlying business. The sequential improvement in the underlying revenue performance was driven by growth in the Luxury division, flat performance in Professional Beauty, with continued underlying challenges in the Consumer Beauty division that were partially offset by strong performance in Brazil. Q3 trends reflect the benefit of approximately 1% as a result of pre-shipments to customers in advance of the termination of transition services for North America under the TSA, which occurred on May 1.

Gross margin of 59.8% decreased from 61.2% for Legacy-Coty in the prior-year period, while adjusted gross margin of 63.3% increased from 61.8% for Legacy-Coty in the prior-year period, reflecting the addition of the higher gross margin P&G Beauty and Younique businesses.

Operating income decreased to $(192.5) million from $23.0 million for Legacy-Coty in the prior-year period, as the income contribution from the acquired businesses was more than offset by increased restructuring costs and acquisition related costs. As a percentage of net revenues, operating margin decreased to (9.5)% from 2.4%.

Adjusted operating income increased >100% to $208.3 million from $102.6 million for Legacy-Coty in the prior-year period, reflecting the profit contribution from P&G Beauty Business and Younique. As a percentage of net revenues, adjusted operating margin remained flat at 10.3% at actual rates.

Reported effective tax rate was 36.9% compared to (133.3)% for Legacy-Coty in the prior-year period.

Adjusted effective tax rate was 22.2% compared to 25.1% for Legacy-Coty in the prior-year period.

Net income decreased to $(164.2) million from $(26.8) million for Legacy-Coty in the prior-year period, reflecting lower operating income and higher interest expense.

Adjusted net income increased to $110.3 million from $47.8 million for Legacy-Coty in the prior-year period, primarily reflecting higher adjusted operating income partially offset by higher interest expense. As a percentage of net revenues, adjusted net income margin increased to 5.4% from 5.0% in the prior-year period.

Cash Flows

  Net cash provided by operating activities in the quarter was $43.3 million, compared to $(71.8) million for Legacy-Coty in the prior-year period, reflecting improved working capital for the combined company.
  Free cash flow was $(82.5) million in the quarter compared to $(108.6) million for Legacy-Coty in the prior-year period, reflecting higher cash from operations partially offset by increased capital expenditure.
  On March 10, 2017, the Company paid a quarterly dividend of $0.125 per share for a total of $93.4 million.
  Cash and cash equivalents of $767.0 million increased by $394.6 million, total debt of $7,184.8 million increased by $3,014.7 million, with net debt of $6,417.8 million up $2,620.1 million from the balance on June 30, 2016. This increase reflected the assumption of approximately $1,941.8 million of debt as part of the P&G Beauty Business transaction and financings for the acquisition of ghd and the investment in Younique.

Third Quarter Fiscal 2017 Business Review by Segment

	Three Months Ended March 31,
	Net Revenues		Change			Reported Operating Income		Adjusted Operating Income
			Actual	Combined	Combined
			Year -	Company	Company
			over -	Year-	Constant
(in millions)	2017	2016	Year	Over-Year	Currency	2017	Change	2017	Change
Luxury	$634.6	$405.9	56%	1%	2%	$60.9	>100%	$86.1	94%
Consumer Beauty	988.6	488.5	>100%	5%	5%	63.0	61%	121.5	>100%
Professional	408.9	56.3	> 100%	11%	14%	(18.2)	NM	0.7	(95%)
Corporate	—	—	N/A	N/A	N/A	(298.2)	NM	—	N/A
Total	$2,032.1	$950.7	>100%	5%	6%	$(192.5)	NM	$208.3	>100%

Luxury

  Luxury net revenues of $634.6 million increased 56% as reported compared to Legacy-Coty net revenues in the prior-year period reflecting the contribution from the acquired P&G Beauty Business. Luxury net revenues increased 2% at constant currency compared to combined Legacy-Coty and P&G Beauty Business net revenues in the prior-year period, reflecting revenue momentum in several brands including Hugo Boss, Calvin Klein, and Chloe behind strong launch activity in the quarter partially offset by declines in philosophy and Marc Jacobs.
  Adjusted operating income for Luxury increased 94% to $86.1 million from $44.4 million in the prior-year period, resulting in a 13.6% adjusted operating income margin, an increase of 270 basis points versus Legacy-Coty in the prior-year period.

Consumer Beauty

  Consumer Beauty net revenues of $988.6 million increased >100% as reported compared to Legacy-Coty net revenues in the prior-year period reflecting the contribution from the acquired P&G Beauty Business and Younique. Consumer Beauty net revenues grew 5% at constant currency compared to combined Legacy-Coty and P&G Beauty Business net revenues in the prior-year period, reflecting a 11% contribution from Younique and one month of the Brazil Acquisition, and a 6% decline in the underlying business. This decline reflected an improvement relative to the trends in the first half FY17, driven by continued underlying challenges in the Consumer Beauty division that were partially offset by strong performance in Brazil.
  Adjusted operating income for Consumer Beauty increased >100% to $121.5 million from $43.2 million for Legacy-Coty in the prior-year period, resulting in an 12.3% adjusted operating income margin, an increase of 350 basis points versus Legacy-Coty in the prior-year period.

Professional

  Professional Beauty net revenues of $408.9 million increased > 100% as reported compared to Legacy-Coty net revenues in the prior-year period reflecting the contribution from the acquired P&G Beauty Business and the ghd acquisition. Professional Beauty net revenues increased 14% at constant currency compared to combined Legacy-Coty and P&G Beauty Business net revenues in the prior-year period, reflecting a 14% contribution from ghd, and strength in professional hair offset by declines in OPI.
  Adjusted operating income for Professional decreased to $0.7 million from $15.0 million for Legacy-Coty in the prior-year period, resulting in a 0.2% adjusted operating income margin versus 26.6% for Legacy-Coty in the prior-year period as the seasonally weak period in the Salon market weighed on the margin profiles of both Salon Hair and ghd.

Third Quarter Fiscal 2017 Business Review by Geographic Region
	Three Months Ended March 31,
	Net Revenues		Change
				Combined	Combined
				Company	Company
			Reported	Year-Over-	Constant
(in millions)	2017	2016	Basis	Year	Currency
North America	$685.1	$311.1	>100%	3%	4%
Europe	848.4	402.0	>100%	—%	4%
ALMEA	498.6	237.6	>100%	17%	13%
Total	$2,032.1	$950.7	>100%	5%	6%

North America

  Reported net revenues increased >100% compared to Legacy-Coty net revenues in the prior-year period and increased 4% at constant currency compared to combined Coty and P&G Beauty Business net revenues in the prior-year period driven primarily by the contribution from Younique, partially offset by declines in the U.S., primarily in the Consumer Beauty division.

Europe

  Reported net revenues increased >100% compared to Legacy-Coty net revenues in the prior-year period and increased 4% at constant currency compared to combined Coty and P&G Beauty Business net revenues in the prior-year period driven primarily by the contribution from ghd partially offset by declines in Germany.

ALMEA

  Reported net revenues increased >100% compared to Legacy-Coty net revenues in the prior-year period and increased 13% at constant currency compared to combined Coty and P&G Beauty Business net revenues in the prior-year period driven by Brazil, the Middle East and Australia.

Noteworthy Company Developments

Other noteworthy company developments include:

  On March 7, 2017, Coty announced the appointment of Laurent Kleitman as President of the Consumer Beauty division. Laurent brings extensive experience in both the Beauty industry and the Hair Care category, and strong operational background in both developed and emerging markets. Laurent will begin his new role on May 15, 2017, and will be located in Coty’s Consumer Beauty headquarters in New York.
  On April 3, 2017, Coty announced that it had entered into an agreement to acquire the exclusive long-term global license rights for Burberry Beauty luxury fragrances, cosmetics and skincare. Under the agreement, Coty will develop, manufacture and distribute the full range of Burberry Beauty products globally. In FY 2015/16 Burberry Beauty revenue was £203M, as disclosed in Burberry’s annual results. Coty will pay cash consideration of £130M for the long-term exclusive global license. The deal is expected to close in calendar Q4 2017.
  On April 18, 2017, Coty announced that it had appointed Sabine Chalmers to the Board of Directors. She will also serve on the Audit and Finance Committee. Sabine brings to the Board 25 years of senior management experience in international consumer goods and an extensive track record in M&A.
  On May 10, 2017, Coty announced a dividend of $0.125, payable June 13, 2017 to shareholders of record on May 31, 2017.

Conference Call

Coty Inc. will host a conference call at 8:00 a.m. (ET) today, May 10, 2017 to discuss its results. The dial-in number for the call is (855) 889-8783 in the U.S. or (720) 634-2929 internationally (conference passcode number: 15574179). The call will also be webcast live at http://investors.coty.com. The conference call will be available for replay. The replay dial-in number is (855) 859-2056 in the U.S. or (404) 537-3406 outside the U.S. (conference passcode number: 15574179).

About Coty Inc.

Coty is one of the world’s largest beauty companies with approximately $9 billion in revenue, with a purpose to celebrate and liberate the diversity of consumers’ beauty. Its strong entrepreneurial heritage has created an iconic portfolio of leading beauty brands. Coty is the global leader in fragrance, a strong number two in professional salon hair color & styling, and number three in color cosmetics. Coty operates three divisions - Consumer Beauty, which is focused on color cosmetics, retail hair coloring and styling products, body care and mass fragrances sold primarily in the mass retail channels with brands such as COVERGIRL, Max Factor and Rimmel; Luxury, which is focused on prestige fragrances and skincare with brands such as Calvin Klein, Marc Jacobs, Hugo Boss, Gucci and philosophy; and Professional Beauty, which is focused on servicing salon owners and professionals in both hair and nail, with brands such as Wella Professionals, Sebastian Professional, OPI and ghd. Coty has approximately 20,000 colleagues globally and its products are sold in over 130 countries. Coty and its brands are committed to a range of social causes as well as seeking to minimize its impact on the environment.

For additional information about Coty Inc., please visit www.coty.com.

Forward Looking Statements

Certain statements in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company’s current views with respect to, among other things, its future operations and financial performance, expected growth (including revenue declines and trends), its ability to support its planned business operations on a near- and long-term basis, mergers and acquisitions, divestitures, path to recovery, synergies or growth from acquisitions, future dividend payments, the success of the integration of the P&G Beauty Business, and its outlook for fiscal 2017 and all other future reporting periods. These forward-looking statements are generally identified by words or phrases, such as “anticipate”, “estimate”, “plan”, “project”, “expect”, “believe”, “intend”, “foresee”, “forecast”, “will”, “may”, “should”, “outlook”, “continue”, “target”, “aim”, "potential" and similar words or phrases. These statements are based on certain assumptions and estimates that the Company considers reasonable and are subject to a number of risks and uncertainties, many of which are beyond the Company’s control, which could cause actual events or results to differ materially from such statements, including:

  the Company’s ability to achieve its global business strategy, compete effectively in the beauty industry and achieve the benefits contemplated by its recent strategic transactions within the expected time frame, including its joint ventures and recent acquisitions;
  use of estimates and assumptions in preparing the Company’s financial statements, including with regard to revenue recognition, stock compensation expense, purchase price allocations, the market value of inventory and the fair value of acquired assets and liabilities associated with acquisitions;
  managerial, integration, operational, regulatory, legal and financial risks and expenses associated with the Company’s strategic transactions and internal reorganizations;
  the integration of the P&G Beauty Business with Legacy-Coty business, operations, systems, financial data and culture (including the successful exit of the Transitional Services Agreement) and the ability to realize synergies and other potential benefits within the time frames currently contemplated;
  changes in law, regulations and policies that affect the Company’s business or products;
  the Company and its brand partners' and licensors' ability to obtain, maintain and protect the intellectual property rights, including trademarks, brand names and other intellectual property used in their respective businesses, products and software, and their abilities to protect their respective reputations and defend claims by third parties for infringement of intellectual property rights;
  the Company’s ability to implement (and the cost of) its restructuring programs as planned and the success of the programs or any anticipated programs in delivering anticipated improvements and efficiencies;
  the Company’s ability to successfully execute its announced intent to divest and/or discontinue non-core brands and to rationalize wholesale distribution by reducing the amount of product diversion to the value and mass channels;
  the Company’s ability to anticipate, gauge and respond to market trends and consumer preferences, which may change rapidly, and the market acceptance of new products;
  risks related to the Company’s international operations and joint ventures, including reputational, compliance, regulatory, economic and foreign political risks;
  the Company’s dependence on certain licenses, entities performing outsourced functions and third-party suppliers, including third party software providers;
  administrative, development and other difficulties in meeting the expected timing of market expansions, product launches and marketing efforts;
  global political and/or economic uncertainties or disruptions, including the impact of Brexit and the new U.S. administration;
  the number, type, outcomes (by judgment or settlement) and costs of legal, tax, regulatory or administrative proceedings, and/or litigation;
  the Company’s ability to manage seasonal variability;
  increased competition, consolidation among retailers, shifts in consumers’ preferred distribution channels and other changes in the retail, e-commerce, and wholesale environment in which we do business and sell our products;
  disruptions in operations, including due to disruptions or consolidation in supply chain, manufacturing rights or information systems, labor disputes and natural disasters;
  restrictions imposed on the Company through its license agreements and credit facilities and changes in the manner in which the Company finances its debt and future capital needs, including potential acquisitions;
  increasing dependency on information technology and the Company’s ability to protect against service interruptions, data corruption, cyber-based attacks or network security breaches, costs and timing of implementation and effectiveness of any upgrades to their respective information technology systems and the Company’s failure to comply with any privacy or data security laws or to protect against theft of customer, employee and corporate sensitive information;
  the Company’s ability to attract and retain key personnel;
  the distribution and sale by third parties of counterfeit and/or gray market versions of the Company’s products; and
  other factors described elsewhere in this document and from time to time in documents that the Company files with the U.S. Securities and Exchange Commission (the “SEC”).

More information about potential risks and uncertainties that could affect the Company’s business and financial results is included under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2016 and other periodic reports the Company has filed and may file with the SEC from time to time.

All forward-looking statements made in this release are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this release, and the Company does not undertake any obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise.

Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance unless expressed as such, and should only be viewed as historical data.

Non-GAAP Financial Measures

The Company operates on a global basis, with the majority of net revenues generated outside of the U.S. Accordingly, fluctuations in foreign currency exchange rates can affect results of operations. Therefore, to supplement financial results presented in accordance with GAAP, certain financial information is presented excluding the impact of foreign currency exchange translations to provide a framework for assessing how the underlying businesses performed excluding the impact of foreign currency exchange translations (“constant currency”). Constant currency information compares results between periods as if exchange rates had remained constant period-over-period, with the current period’s results calculated at the prior-year period’s rates. The Company calculates constant currency information by translating current and prior-period results for entities reporting in currencies other than U.S. dollars into U.S. dollars using constant foreign currency exchange rates. The constant currency calculations do not adjust for the impact of revaluing specific transactions denominated in a currency that is different to the functional currency of that entity when exchange rates fluctuate. The constant currency information presented may not be comparable to similarly titled measures reported by other companies. The Company discloses the following constant currency financial measures: combined company net revenues and adjusted operating income.

The Company presents year-over-year comparisons of net revenues on a combined company and combined company constant currency basis. The Company believes that combined company year-over-year and combined company constant currency year-over-year better enable management and investors to analyze and compare the Company's net revenues performance from period to period, as the total business and individual divisions are being managed on a combined company basis. In the periods described in this release, combined company year-over-year and combined company constant currency year-over-year give effect to the completion of the Merger for purposes of the three months and nine months ended March 31, 2017 as if it has been completed on July 1, 2015. Combined company growth and combined company constant currency growth do not include any adjustments related to potential profit improvements, potential cost savings or adjustments to fully conform to the accounting policies of Coty. For reconciliation of combined company year-over-year, combined company constant currency year-over-year, and combined company constant currency organic sales (LFL) year-over-year, see the table entitled “Reconciliation of Reported Net Revenues to Combined Company Net Revenues.” For a reconciliation of the Company's combined company year-over-year, combined company constant currency year-over-year and combined company constant currency excluding the impact of acquisitions other than the acquisition of the P&G Beauty Business by segment and geographic region, see the tables entitled “Net Revenues and Adjusted Operating Income by Segment” and “Net Revenues by Geographic Regions."

The Company presents operating income, operating income margin, gross margin, effective tax rate, net income, net income margin, net revenues and EPS (diluted) on a non-GAAP basis and specifies that these measures are non-GAAP by using the term “adjusted”. The Company believes these non-GAAP financial measures better enable management and investors to analyze and compare operating performance from period to period. In calculating adjusted operating income, operating income margin, gross margin, effective tax rate, net income, net income margin and EPS (diluted), the Company excludes following items:

  Costs related to acquisition activities: The Company excludes acquisition-related costs and acquisition accounting impacts such as those related to transaction costs and costs associated with the revaluation of acquired inventory in connection with business combinations because these costs are unique to each transaction. The nature and amount of such costs vary significantly based on the size and timing of the acquisitions and the maturities of the businesses being acquired. Also, the size, complexity and/or volume of past acquisitions, which often drives the magnitude of such expenses, may not be indicative of the size, complexity and/or volume of any future acquisitions.
  Restructuring and other business realignment costs: The Company excludes costs associated with restructuring and business structure realignment programs to allow for comparable financial results to historical operations and forward-looking guidance. In addition, the nature and amount of such charges vary significantly based on the size and timing of the programs. By excluding the above referenced expenses from the non-GAAP financial measures, management is able to evaluate the Company’s ability to utilize existing assets and estimate their long-term value. Furthermore, management believes that the adjustment of these items supplement the GAAP information with a measure that can be used to assess the sustainability of the Company’s operating performance.
  Amortization expense: The Company excludes the impact of amortization of finite-lived intangible assets, as such non-cash amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions. Management believes that the adjustment of these items supplement the GAAP information with a measure that can be used to assess the sustainability of the Company’s operating performance. Although the Company excludes amortization of intangible assets from the non-GAAP expenses, management believes that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Any future acquisitions may result in the amortization of additional intangible assets.
  Asset impairment charges: The Company excludes the impact of asset impairments as such non-cash amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions. Management believes that the adjustment of these items supplement the GAAP information with a measure that can be used to assess the sustainability of the Company’s operating performance.
  Share-based compensation adjustment: The Company excludes the impact of the fiscal 2013 accounting modification from liability plan to equity plan accounting for the share-based compensation plans as well as other share-based compensation transactions that are not reflective of the ongoing and planned pattern of recognition for such expense. Refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Critical Accounting Policies and Estimates” contained in the respective forms filed with the SEC for a full discussion of the share-based compensation adjustment.
  Interest and other (income) expense: The Company excludes foreign currency impacts associated with acquisition-related and debt financing related forward contracts as the nature and amount of such charges are not consistent and are significantly impacted by the timing and size of such transactions.
  Loss on early extinguishment of debt: The Company excludes the loss on extinguishment of debt as this represents a non-cash charge, and the amount and frequency of such charges is not consistent and is significantly impacted by the timing and size of debt financing transactions.
  Tax: This adjustment represents the impact of the tax effect of the pretax items excluded from Adjusted net income. The tax impact of the non-GAAP adjustments are based on the tax rates related to the jurisdiction in which the adjusted items are received or incurred.

The Company has provided a quantitative reconciliation of the difference between the non-GAAP financial measures and the financial measures calculated and reported in accordance with GAAP. For a reconciliation of adjusted gross margin to gross margin, adjusted EPS (diluted) to EPS (diluted), and adjusted net revenues to net revenues, see the table entitled “Reconciliation of Reported to Adjusted Results for the Consolidated Statements of Operations.” For a reconciliation of adjusted operating income to operating income and adjusted operating income margin to operating income margin, see the tables entitled “Reconciliation of Reported Operating Income to Adjusted Operating Income” and "Reconciliation of Reported Operating Income to Adjusted Operating Income by Segment." For a reconciliation of adjusted effective tax rate and adjusted cash tax rate to effective tax rate, see the table entitled “Reconciliation of Reported Income Before Income Taxes and Effective Tax Rates to Adjusted Income Before Income Taxes, Effective Tax Rates and Cash Tax Rates.” For a reconciliation of adjusted net income and adjusted net income margin to net income, see the table entitled “Reconciliation of Reported Net Income to Adjusted Net Income.”

The Company also presents free cash flow. Free cash flow is defined as net cash provided by operating activities, less capital expenditures. Free cash flow excludes cash used for private company stock option exercises and cash used for acquisitions. Management believes that free cash flow is useful for investors because it provides them with an important perspective on the cash available for debt repayment and other strategic measures, after making necessary capital investments in property and equipment to support the Company's ongoing business operations, and provides them with the same measures that management uses as the basis for making resource allocation decisions. For a reconciliation of Free Cash Flow, see the table entitled “Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow.”

These non-GAAP measures should not be considered in isolation, or as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

- Tables Follow -

COTY INC. & SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
(in millions, except per share data)	2017	2016	2017	2016
Net revenues	$2,032.1	$950.7	$5,409.0	$3,273.5
Cost of sales	816.1	369.0	2,153.2	1,280.4
as % of Net revenues	40.2%	38.8%	39.8%	39.1%
Gross profit	1,216.0	581.7	3,255.8	1,993.1
Gross margin	59.8%	61.2%	60.2%	60.9%

Selling, general and administrative expenses	1,092.4	494.2	2,741.5	1,493.9
as % of Net revenues	53.8%	52.0%	50.7%	45.6%
Amortization expense	102.6	20.9	219.0	59.0
Restructuring costs	155.8	6.6	179.0	79.3
Acquisition-related costs	57.7	37.0	275.1	98.3
Asset impairment charges	—	—	—	5.5
Operating (loss) income	(192.5)	23.0	(158.8)	257.1
as % of Net revenues	(9.5%)	2.4%	(2.9%)	7.9%
Interest expense, net	60.8	25.1	159.1	55.7
Loss on extinguishment of debt	—	—	—	3.1
Other (income) expense, net	(0.5)	6.6	0.2	30.4
(Loss) income before income taxes	(252.8)	(8.7)	(318.1)	167.9
as % of Net revenues	(12.4%)	(0.9%)	(5.9%)	5.1%
(Benefit) provision for income taxes	(93.4)	11.6	(220.6)	(42.5)
Net income	(159.4)	(20.3)	(97.5)	210.4
as % of Net revenues	(7.8%)	(2.1%)	(1.8%)	6.4%
Net income attributable to noncontrolling interests	3.5	2.4	14.2	12.1
Net income attributable to redeemable noncontrolling interests	1.3	4.1	5.7	10.4
Net income attributable to Coty Inc.	$(164.2)	$(26.8)	$(117.4)	$187.9
as % of Net revenues	(8.1%)	(2.8%)	(2.2%)	5.7%
Net income attributable to Coty Inc. per common share:
Basic	$(0.22)	$(0.08)	$(0.19)	$0.54
Diluted	$(0.22)	$(0.08)	$(0.19)	$0.53
Weighted-average common shares outstanding:
Basic	747.3	337.9	607.9	347.8
Diluted	747.3	337.9	607.9	356.9

Cash dividend declared per common share	$0.125	$—	$0.525	$0.250

COTY INC.
SUPPLEMENTAL SCHEDULES INCLUDING NON-GAAP FINANCIAL MEASURES

RECONCILIATION OF REPORTED TO ADJUSTED RESULTS FOR THE CONSOLIDATED STATEMENTS OF OPERATIONS

These supplemental schedules provide adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

	Three Months Ended March 31, 2017
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)	Foreign Currency Translation	Adjusted Results at Constant Currency
Net revenues	$2,032.1		$2,032.1	$17.4	$2,049.5
Gross profit	1,216.0	71.2	1,287.2	27.2	1,314.4
Gross margin	59.8%		63.3%		64.1%
Operating (loss) income	(192.5)	400.8	208.3	10.4	218.7
as % of Net revenues	(9.5%)		10.3%		10.7%
Net income attributable to Coty Inc.	$(164.2)	$274.5	$110.3
as % of Net revenues	(8.1%)		5.4%

EPS (diluted)	$(0.22)		$0.15

	Three Months Ended March 31, 2016
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)
Net revenues	$950.7		$950.7
Gross profit	581.7	5.4	587.1
Gross margin	61.2%		61.8%
Operating income	23.0	79.6	102.6
as % of Net revenues	2.4%		10.8%
Net income attributable to Coty Inc.	$(26.8)	$74.6	$47.8
as % of Net revenues	(2.8%)		5.0%

EPS (diluted)	$(0.08)		$0.14
(a) See “Reconciliation of Reported Operating Income to Adjusted Operated Income” and “Reconciliation of Reported Net Income to Adjusted Net Income” for a detailed description of adjusted items.

	Nine Months Ended March 31, 2017
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)	Foreign Currency Translation	Adjusted Results at Constant Currency
Net revenues	$5,409.0	$—	$5,409.0	$86.3	$5,495.3
Gross profit	3,255.8	126.9	3,382.7	81.7	3,464.4
Gross margin	60.2%		62.5%		63.0%
Operating income	(158.8)	841.5	682.7	40.2	722.9
as % of Net revenues	(2.9%)		12.6%		13.2%
Net income attributable to Coty Inc.	$(117.4)	$529.3	$411.9
as % of Net revenues	(2.2%)		7.6%

EPS (diluted)	$(0.19)		$0.67

	Nine Months Ended March 31, 2016
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)
Net revenues	$3,273.5		$3,273.5
Gross profit	1,993.1	9.0	2,002.1
Gross margin	60.9%		61.2%
Operating income	257.1	271.6	528.7
as % of Net revenues	7.9%		16.2%
Net income attributable to Coty Inc.	$187.9	$251.6	$439.5
as % of Net revenues	5.7%		13.4%

EPS (diluted)	$0.53		$1.23
(a) See “Reconciliation of Reported Operating Income to Adjusted Operated Income” and “Reconciliation of Reported Net Income to Adjusted Net Income” for a detailed description of adjusted items.

RECONCILIATION OF REPORTED OPERATING INCOME TO ADJUSTED OPERATING INCOME

	Three Months Ended March 31,			Nine Months Ended March 31,
(in millions)	2017	2016	Change	2017	2016	Change
Reported Operating (Loss) Income	(192.5)	23.0	NM	(158.8)	257.1	NM
% of Net revenues	(9.5%)	2.4%		(2.9%)	7.9%
Costs related to acquisition activities (a)	122.3	42.4	>100%	395.7	107.3	>100%
Amortization expense (b)	102.6	20.9	>100%	219.0	59.0	>100%
Restructuring and other business realignment costs (c)	175.9	15.3	>100%	210.9	98.5	>100%
Pension settlement charge (d)	—	—	N/A	15.9	—	N/A
Asset impairment charges (e)	—	—	N/A	—	5.5	(100%)
Share-based compensation expense adjustment (f)	—	1.0	(100%)	—	1.3	(100%)
Total adjustments to Reported Operating Income	400.8	79.6	>100%	841.5	271.6	>100%
Adjusted Operating Income	208.3	102.6	>100%	682.7	528.7	29%
% of Net revenues	10.3%	10.8%		12.6%	16.2%

(a) In the three months ended March 31, 2017, we incurred $122.3 of costs related to acquisition activities. We recognized acquisition-related costs of $57.7, included in the Condensed Consolidated Statements of Operations. These costs primarily consist of legal and consulting fees in connection with the acquisition of the P&G Beauty Business. We also incurred $28.3, $22.2 and $12.7 in costs of sales primarily reflecting revaluation of acquired inventory in connection with the acquisition of ghd, Younique and the P&G Beauty Business in the Condensed Consolidated Statements of Operations. In the three months ended March 31, 2016, we incurred $42.4 of costs related to acquisition activities.

In the nine months ended March 31, 2017, we incurred $395.7 of costs related to acquisition activities. We recognized acquisition-related costs of $275.1, included in the Condensed Consolidated Statements of Operations. These costs primarily consist of legal and consulting fees in connection with the acquisition of the P&G Beauty Business. We also incurred $44.4, $22.2 and $48.8 in costs of sales primarily reflecting revaluation of acquired inventory in connection with the acquisitions of ghd, Younique and the P&G Beauty Business, respectively in the Condensed Consolidated Statements of Operations. In the nine months ended March 31, 2016, we incurred $107.3 of costs related to acquisition activities.

(b) In the three months ended March 31, 2017, amortization expense increased to $102.6 from $20.9 in the three months ended March 31, 2016 primarily as a result of the acquisitions of ghd, Younique and the P&G Beauty Business. In the three months ended March 31, 2017, amortization expense of $25.2, $58.5, and $18.9 was reported in the Luxury, Consumer Beauty and Professional Beauty segments, respectively.

In the nine months ended March 31, 2017, amortization expense increased to $219.0 from $59.0 in the nine months ended March 31, 2016 primarily as a result of the acquisitions of ghd, Younique and the P&G Beauty Business. In the nine months ended March 31, 2017, amortization expense of $70.6, $110.7, and $37.6 was reported in the Luxury, Consumer Beauty and Professional Beauty segments, respectively.

(c) In the three months ended March 31, 2017, we incurred restructuring and other business structure realignment costs of $175.9. We incurred restructuring costs of $155.8 primarily related to Global Integration Activities, included in the Condensed Consolidated Statements of Operations. We incurred business structure realignment costs of $20.1 primarily related to our Global Integration Activities, Organizational Redesign and certain other programs. Of this amount, $12.1 is included in selling, general and administrative expenses and $8.0 is included in cost of sales.

In the nine months ended March 31, 2017, we incurred restructuring and other business structure realignment costs of $210.9. We incurred restructuring costs of $179.0 primarily related to the Global Integration Activities, included in the Condensed Consolidated Statements of Operations. We incurred business structure realignment costs of $31.9 primarily related to our Global Integration Activities, Organizational Redesign and certain other programs. Of this amount $15.7 is included in selling, general and administrative expenses, $11.5 is included in cost of sales, and $4.7 is included in other expense.

(d) In the nine months ended March 31, 2017, we incurred a charge of $15.9, in connection with the settlement of obligations related to the U.S. Del Laboratories, Inc. pension plan. The settlement of the plan was effectuated through the purchase of annuity contracts from a third-party insurance provider, effectively transferring the U.S. Del Laboratories, Inc. pension plan obligation to the insurance provider, during the three months ended December 31, 2016. The settlement charge is as a result of accelerating the recognition of losses previously deferred in other comprehensive income (loss).

(e) In the nine months ended March 31, 2016, asset impairment charges of $5.5 were reported in the Condensed Consolidated Statements of Operations. The impairment represents the write-off of long-lived assets in Southeast Asia consisting of customer relationships reported in Corporate.

(f) In the three months ended March 31, 2017 and in the nine months ended March 31, 2017 there were no share-based compensation expense adjustments included in the calculation of adjusted operating income. In the three months ended March 31, 2016 and in the nine months ended March 31, 2016, share-based compensation expense adjustment included in the calculation of adjusted operating income was 1.0 million and 1.3 million, respectively.

	RECONCILIATION OF REPORTED INCOME BEFORE INCOME TAXES AND EFFECTIVE TAX RATES TO ADJUSTED INCOME BEFORE INCOME TAXES, EFFECTIVE TAX RATES AND CASH TAX RATES

		Three Months Ended March 31, 2017			Three Months Ended March 31, 2016
	(in millions)	(Loss) Income Before Income Taxes	(Benefit)Provision for Taxes	Effective Tax Rate	Income Before Income Taxes	Provision for Taxes	Effective Tax Rate
	Reported (Loss) Income Before Taxes	$(252.8)	$(93.4)	36.9%	$(8.7)	$11.6	(133.3)%
	Adjustments to Reported Operating Income (a) (b)	400.8	126.3		79.6	6.5
	Adjustments to Interest expense (b) (c)	—	—		(4.6)	(0.4)
	Other Adjustments (b) (c)	—	—		6.2	0.5
	Adjusted Income Before Taxes	$148.0	$32.9	22.2%	$72.5	$18.2	25.1%

(a)	See "Reconciliation of Operating Income to Adjusted Operating Income"

(b)

The tax effects of each of the items included in adjusted income are calculated in a manner that results in a corresponding income tax expense/provision for adjusted income. In preparing the calculation, each adjustment to reported income is first analyzed to determine if the adjustment has an income tax consequence. The provision for taxes is then calculated based on the jurisdiction in which the adjusted items are incurred, multiplied by the respective statutory rates and offset by the increase or reversal of any valuation allowances commensurate with the non–GAAP measure of profitability.

(c)	See the "Reconciliation of Reported Net (Loss) Income Attributable to Coty Inc. to Adjusted Net Income Attributable to Coty Inc."

		Nine Months Ended March 31, 2017			Nine Months Ended March 31, 2016
	(in millions)	(Loss) Income Before Income Taxes	(Benefit) Provision for Taxes	Effective Tax Rate	Income Before Income Taxes	(Benefit) Provision for Taxes	Effective Tax Rate
	Reported (Loss) Income Before Taxes	$(318.1)	$(220.6)	69.3%	$167.9	$(42.5)	(25.3)%
	Adjustments to Reported Operating Income (a) (b)	841.5	313.0		271.6	37.6
	Adjustments to Interest expense (b) (c)	1.4	0.6	—	(13.1)	(1.8)	—
	Other Adjustments (b) (c)	—	—		33.5	4.6
	Adjusted Income Before Taxes	$524.8	$93.0	17.7%	$459.9	$(2.1)	(0.5%)

(a)	See "Reconciliation of Operating Income to Adjusted Operating Income"

(b)

The tax effects of each of the items included in adjusted income are calculated in a manner that results in a corresponding income tax expense/provision for adjusted income. In preparing the calculation, each adjustment to reported income is first analyzed to determine if the adjustment has an income tax consequence. The provision for taxes is then calculated based on the jurisdiction in which the adjusted items are incurred, multiplied by the respective statutory rates and offset by the increase or reversal of any valuation allowances commensurate with the non-GAAP measure of profitability.

(c)	See "Reconciliation of Reported Net (Loss) Income Attributable to Coty Inc. to Adjusted Net Income Attributable to Coty Inc."

RECONCILIATION OF REPORTED NET INCOME TO ADJUSTED NET INCOME

	Three Months Ended March 31,			Nine Months Ended March 31,
(in millions)	2017	2016	Change	2017	2016	Change
Reported Net Income Attributable to Coty Inc.	$(164.2)	$(26.8)	NM	$(117.4)	$187.9	NM
% of Net revenues	(8.1%)	(2.8%)		(2.2%)	5.7%
Adjustments to Reported Operating Income (a)	400.8	79.6	>100%	841.5	271.6	>100%
Adjustments to Interest Expense (b)	—	(4.6)	100%	1.4	(13.1)	>100%
Loss on early extinguishment of debt (c)	—	—	N/A	—	3.1	(100%)
Adjustments to Other Expense (d)		6.2	N/A	—	30.4	N/A
Change in tax provision due to adjustments to Reported Net Income Attributable to Coty Inc.	(126.3)	(6.6)	NM	(313.6)	(40.4)	NM
Adjusted Net Income Attributable to Coty Inc.	$110.3	$47.8	>100%	$411.9	$439.5	(6%)
% of Net revenues	5.4%	5.0%		7.6%	13.4%

Per Share Data
Adjusted weighted-average common shares
Basic	747.3	337.9		607.9	347.8
Diluted	751.5	346.0		613.4	356.9
Adjusted Net Income Attributable to Coty Inc. per Common Share
Basic	$0.15	$0.14		$0.68	$1.26
Diluted	$0.15	$0.14		$0.67	$1.23
(a)	See “Reconciliation of Operating Income to Adjusted Operating Income” in Item 2, “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
(b)	The amount in the three months ended March 31, 2016 primarily represents a net gain of $4.6 on the revaluation of intercompany loans used to facilitate payments for the Brazil Acquisition, included in Interest expense, net in the Condensed Consolidated Statements of Operations.
The amount in the nine months ended March 31, 2017 represents a net loss of $1.4 incurred in connection with the Brazil Acquisition and subsequent intercompany loans, included in Interest expense, net in the Consolidated Statements of Operations.
The amount in the nine months ended March 31, 2016 primarily represents one-time gains of $11.1 on short-term forward contracts to exchange Euros for U.S. Dollars related to the Euro-denominated portion of the Term Loan B Facility and a net losses of $2.0 on the revaluation of intercompany loans including the impact of derivative contracts used to hedge intercompany loans to facilitate payments in connection with the Brazil Acquisition, included in Interest expense, net in the Condensed Consolidated Statements of Operations.
(c)	In the nine months ended March 31, 2016, the amount represents the write-off of deferred financing costs in connection with the refinancing of the prior Coty Inc. credit facilities, included in loss on early extinguishment of debt in the Condensed Consolidated Statements of Operations. In the nine months ended March 31, 2015, the loss on early extinguishment of debt associated with the repurchase of our previously existing Senior Notes is included in loss on early extinguishment of debt in the Condensed Consolidated Statements of Operations.
(d)	In the nine months ended March 31, 2016, we incurred losses of $29.6 related to hedges in connection with the Brazil acquisition and expenses of $0.8 related to the purchase of the remaining mandatorily redeemable financial interest in a subsidiary, included in other expense (income), net in the Condensed Consolidation Statements of Operations.

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

	Three Months Ended March 31,		Nine Months Ended March 31,
(in millions)	2017	2016	2017	2016
Net cash provided by operating activities	$43.3	$(71.8)	$706.7	$445.3
Capital expenditures	(125.8)	(36.8)	(324.0)	(115.1)
Free cash flow	$(82.5)	$(108.6)	$382.7	$330.2

NET REVENUES AND ADJUSTED OPERATING INCOME BY SEGMENT

	Three Months Ended March 31,
	Net Revenues		Change			Reported Operating Income		Adjusted Operating Income
			Actual	Combined	Combined
			Year -	Company	Company
			over -	Year-	Constant
(in millions)	2017	2016	Year	Over-Year	Currency	2017	Change	2017	Change
Luxury	$634.6	$405.9	56%	1%	2%	$60.9	>100%	$86.1	94%
Consumer Beauty	988.6	488.5	>100%	5%	5%	63.0	61%	121.5	>100%
Professional	408.9	56.3	> 100%	11%	14%	(18.2)	NM	0.7	(95%)
Corporate	—	—	N/A	N/A	N/A	(298.2)	NM	—	N/A
Total	$2,032.1	$950.7	>100%	5%	6%	$(192.5)	NM	$208.3	103%

	Nine Months Ended March 31,
	Net Revenues		Change			Reported Operating Income		Adjusted Operating Income
			Actual	Combined	Combined
			Year -	Company	Company
			over -	Year-	Constant
(in millions)	2017	2016	Year	Over-Year	Currency	2017	Change	2017	Change
Luxury	$1,918.6	$1,433.4	34%	(5%)	(3%)	$203.6	(1%)	$274.2	9%
Consumer Beauty	2,562.2	1,653.7	55%	(4%)	(3%)	178.6	(15%)	289.5	32%
Professional	928.2	186.4	>100%	6%	8%	81.5	>100%	119.0	>100%
Corporate	—	—	N/A	>100%	>100%	(622.5)	NM	—	N/A
Total	$5,409.0	$3,273.5	65%	(2%)	(1%)	$(158.8)	NM	$682.7	29%

NET REVENUES BY GEOGRAPHIC REGION

	Three Months Ended March 31,
	Net Revenues		Change
				Combined	Combined
				Company	Company
			Reported	Year-over-	Constant
(in millions)	2017	2016	Basis	Year	Currency
North America	$685.1	$311.1	>100%	3%	4%
Europe	848.4	402.0	>100%	0%	4%
ALMEA	498.6	237.6	>100%	17%	13%
Total	$2,032.1	$950.7	>100%	5%	6%

	Nine Months Ended March 31,
	Net Revenues		Change
				Combined	Combined
				Company	Company
			Reported	Year-over-	Constant
(in millions)	2017	2016	Basis	Year	Currency
North America	$1,727.4	$1,072.8	61%	(5%)	(3%)
Europe	2,429.4	1,494.8	63%	(6%)	(2%)
ALMEA	1,252.2	705.9	77%	(9%)	6%
Total	$5,409.0	$3,273.5	65%	(2%)	(1%)

RECONCILIATION OF REPORTED NET REVENUES TO COMBINED COMPANY NET REVENUES

	Three Months Ended March 31,			Nine Months Ended March 31,
(in millions)	2017	2016	Change	2017	2016	Change
Reported Net Revenues	$2,032.1	$950.7	>100%	$5,409.0	$3,273.5	65%
P&G Specialty Beauty Business	—	989.0		1,020.0	3,315.2
Combined Company Net Revenues:
At actual rates	$2,032.1	$1,939.7	5%	$6,429.0	$6,588.7	(2%)
At constant rates	2,049.4	1,939.7	6%	6,526.6	6,588.7	(1%)

RECONCILIATION OF REPORTED OPERATING INCOME TO ADJUSTED OPERATING INCOME BY SEGMENT

	Three Months Ended March 31, 2017
(in millions)	Reported (GAAP)	Adjustments (a)	Adjusted (Non-GAAP)	Foreign Currency Translation	Adjusted Results at Constant Currency
OPERATING INCOME (LOSS)
Luxury	$60.9	$(25.2)	$86.1	$6.1	$92.2
Consumer Beauty	63.0	(58.5)	121.5	3.0	124.5
Professional Beauty	(18.2)	(18.9)	0.7	1.3	2.0
Corporate	(298.2)	(298.2)	—	—
Total	$(192.5)	$(400.8)	$208.3	$10.4	$218.7

OPERATING MARGIN
Luxury	9.6%		13.6%		14.3%
Consumer Beauty	6.4%		12.3%		12.6%
Professional Beauty	(4.5%)		0.2%		0.5%
Corporate	N/A		N/A		N/A
Total	(9.5%)		10.3%		10.7%

	Three Months Ended March 31, 2016
(in millions)	Reported (GAAP)	Adjustments (a)	Adjusted (Non-GAAP)
OPERATING INCOME (LOSS)
Luxury	$29.7	$(14.7)	$44.4
Consumer Beauty	39.2	(4.0)	43.2
Professional Beauty	12.8	(2.2)	15.0
Corporate	(58.7)	(58.7)	—
Total	$23.0	$(79.6)	$102.6

OPERATING MARGIN
Luxury	7.3%		10.9%
Consumer Beauty	8.0%		8.8%
Professional Beauty	22.7%		26.6%
Corporate	N/A		N/A
Total	2.4%		10.8%
(a) See “Reconciliation of Reported Operating Income to Adjusted Operated Income” for a detailed description of adjusted items.

	Nine Months Ended March 31, 2017
(in millions)	Reported (GAAP)	Adjustments (a)	Adjusted (Non-GAAP)	Foreign Currency Translation	Adjusted Results at Constant Currency
OPERATING INCOME (LOSS)
Luxury	$203.6	$(70.6)	$274.2	$16.5	$290.7
Consumer Beauty	178.6	(110.9)	289.5	14.1	303.6
Professional Beauty	81.5	(37.5)	119.0	9.5	128.5
Corporate	(622.5)	(622.5)	—	—
Total	$(158.8)	$(841.5)	$682.7	$40.1	$722.8

OPERATING MARGIN
Luxury	10.6%		14.3%		13.0%
Consumer Beauty	7.0%		11.3%		10.0%
Professional Beauty	8.8%		12.8%		10.1%
Corporate	N/A		N/A		N/A
Total	(2.9%)		12.6%		11.1%

	Nine Months Ended March 31, 2016
(in millions)	Reported (GAAP)	Adjustments (a)	Adjusted (Non-GAAP)
OPERATING INCOME (LOSS)
Luxury	$206.1	$(44.8)	$250.9
Consumer Beauty	210.2	(8.3)	218.5
Professional Beauty	53.4	(5.9)	59.3
Corporate	(212.6)	(212.6)	—
Total	$257.1	$(271.6)	$528.7

OPERATING MARGIN
Luxury	14.4%		17.5%
Consumer Beauty	12.7%		13.2%
Professional Beauty	28.6%		31.8%
Corporate	N/A		N/A
Total	7.9%		16.2%

RECONCILIATION OF REPORTED NET REVENUES TO LIKE-FOR-LIKE NET REVENUES

	1Q FY17 (Three Months Ended Sep. 30, 2016) Net Revenue Change YoY
				of which
Net Revenues Change YoY	Reported Basis vs Legacy Coty	Combined Company Reported 1	Combined Company Reported at Constant Currency	Impact from Acquisitions [1]	Combined Company Organic (LFL)
Luxury	(6)%	(6)%	(5)%	—%	(5)%
Consumer Beauty	1%	(2)%	(1)%	6%	(7)%
Professional Beauty	(9%)	(5)%	(5)%	—%	(5%)
Total Company	(3)%	(4)%	(3)%	3%	(6)%

¹ Combined Company reflects combined Legacy-Coty and P&G Beauty Business net revenues in the current and prior-year period.

² Acquisitions reflect the net revenue contribution in the current period from the acquisition of Hypermarcas Beauty business.

	2Q FY17 (Three Months Ended Dec. 31, 2016) Net Revenue Change YoY
				of which
Net Revenues Change YoY	Reported Basis vs Legacy Coty	Combined Company Reported 1	Combined Company Reported at Constant Currency	Impact from Acquisitions 2	Combined Company Organic (LFL)
Luxury	52%	(7)%	(4)%	—%	(4)%
Consumer Beauty	68%	(13)%	(11)%	7%	(18)%
Professional Beauty	>100%	11%	14%	13%	1%
Total Company	90%	(7)%	(4)%	6%	(10)%

¹ Combined Company reflects combined Legacy-Coty and P&G Beauty Business net revenues in the current and prior-year period.

² Acquisitions reflect the net revenue contribution in the current period from the acquisition of Hypermarcas Beauty business and ghd.

	3Q FY17 (Three Months Ended March 31, 2017) Net Revenue Change YoY
				of which
Net Revenues Change YoY	Reported Basis vs Legacy Coty	Combined Company Reported [1]	Combined Company Reported at Constant Currency	Impact from Acquisitions [2]	Combined Company Organic (LFL)
Luxury	56%	1%	2%	—%	2%
Consumer Beauty	>100%	5%	5%	11%	(6)
Professional Beauty	>100%	11%	14%	14%	—
Total Company	>100%	5%	6%	8%	(2)%

¹ Combined Company reflects combined Legacy-Coty and P&G Beauty Business net revenues in the current and prior-year period.

² Acquisitions reflect the net revenue contribution in the current period from the acquisition of ghd, Younique, and one month of Hypermarcas Beauty business.

	3Q FY17 (Nine Months Ended March 31, 2017) Net Revenue Change YoY
				of which
Net Revenues Change YoY	Reported Basis vs Legacy Coty	Combined Company Reported [1]	Combined Company Reported at Constant Currency	Impact from Acquisitions [2]	Combined Company Organic (LFL)
Luxury	34%	(5)%	(3)%	—%	(3)%
Consumer Beauty	55%	(4)%	(3)%	8%	(11)
Professional Beauty	>100%	6%	8%	9%	(1)
Total Company	65%	(2)%	(1)%	5%	(6)%

¹ Combined Company reflects combined Legacy-Coty and P&G Beauty Business net revenues in the current and prior-year period.

² Acquisitions reflect the net revenue contribution in the current period from the acquisition of seven months of Hypermarcas Beauty business, ghd, and Younique.

COTY INC. & SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (Unaudited)

(in millions)	March 31, 2017	June 30, 2016
ASSETS
Current assets:
Cash and cash equivalents	$767.0	$372.4
Restricted cash	25.0	—
Trade receivables—less allowances of $80.1 and $35.2, respectively	1,380.9	682.9
Inventories	1,034.3	565.8
Prepaid expenses and other current assets	380.4	206.8
Deferred income taxes	158.6	110.5
Total current assets	3,746.2	1,938.4
Property and equipment, net	1,555.8	638.6
Goodwill	8,111.8	2,212.7
Other intangible assets, net	8,968.8	2,050.1
Deferred income taxes	100.9	15.7
Other noncurrent assets	289.8	180.1
TOTAL ASSETS	$22,773.3	$7,035.6

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$1,456.5	$921.4
Accrued expenses and other current liabilities	1,558.7	748.4
Short-term debt and current portion of long-term debt	193.0	161.8
Income and other taxes payable	9.7	18.7
Deferred income taxes	39.8	4.9
Total current liabilities	3,257.7	1,855.2
Long-term debt, net	6,909.3	3,936.4
Pension and other post-employment benefits	603.6	230.6
Deferred income taxes	1,480.2	339.2
Other noncurrent liabilities	385.5	233.8
Total liabilities	12,636.3	6,595.2
COMMITMENTS AND CONTINGENCIES
REDEEMABLE NONCONTROLLING INTERESTS	506.4	73.3
EQUITY:
Common Stock	8.1	4.0
Additional paid-in capital	11,391.5	2,038.4
Accumulated deficit	(154.4)	(37.0)
Accumulated other comprehensive loss	(193.7)	(239.7)
Treasury stock	(1,441.8)	(1,405.5)
Total Coty Inc. stockholders’ equity	9,609.7	360.2
Noncontrolling interests	20.9	6.9
Total equity	9,630.6	367.1
TOTAL LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY	$22,773.3	$7,035.6

COTY INC. & SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Nine Months Ended March 31,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$(97.5)	$210.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	414.9	171.0
Asset impairment charges	—	5.5
Deferred income taxes	(298.3)	(102.6)
Provision for bad debts	23.3	1.9
Provision for pension and other post-employment benefits	44.7	9.3
Share-based compensation	19.1	18.4
Loss on early extinguishment of debt	—	3.1
Other	(0.6)	13.1
Change in operating assets and liabilities, net of effects from purchase of acquired companies:
Trade receivables	(216.2)	(0.9)
Inventories	172.6	25.0
Prepaid expenses and other current assets	(6.5)	10.9
Accounts payable	339.3	50.4
Accrued expenses and other current liabilities	345.4	39.9
Income and other taxes payable	3.1	(31.0)
Other noncurrent assets	9.9	8.8
Other noncurrent liabilities	(46.5)	12.1
Net cash provided by operating activities	706.7	445.3
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(324.0)	(115.1)
Payment for business combinations, net of cash acquired	(742.6)	(897.3)
Proceeds from sale of asset	10.5	—
Payments related to loss on foreign currency contracts	—	(29.6)
Net cash used in investing activities	(1,056.1)	(1,042.0)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term debt, original maturity more than three months	9.5	17.0
Repayments of short-term debt, original maturity more than three months	(9.7)	(22.2)
Net (repayments) proceeds from short-term debt, original maturity less than three months	(48.7)	6.1
Proceeds from revolving loan facilities	1,809.4	1,590.0
Repayments of revolving loan facilities	(1,624.4)	(620.0)
Proceeds from term loans	1,075.0	2,979.6
Repayments of term loans	(95.7)	(2,474.7)
Dividend paid	(279.2)	(89.0)
Net proceeds from issuance of Class A Common Stock and Series A Preferred Stock and related tax benefits	19.5	36.8
Payments for purchases of Class A Common Stock held as Treasury Stock	(36.3)	(727.9)
Net proceeds from foreign currency contracts	3.8	8.9
Payments for mandatorily redeemable noncontrolling interests	—	(1.7)
Purchase of additional noncontrolling interests	(9.8)	—
Distributions to noncontrolling interests and redeemable noncontrolling interests	(7.5)	(23.5)
Payment of deferred financing fees	(24.8)	(56.3)
Other	—	(1.4)
Net cash provided by financing activities	781.1	621.7
EFFECT OF EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	(12.1)	0.3
NET INCREASE IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	419.6	25.3
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH—Beginning of period	372.4	341.3
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH—End of period	$792.0	$366.6
SUPPLEMENTAL DISCLOSURE OF CASH FLOWS INFORMATION:
Cash paid during the period for interest	$132.9	$57.8
Cash paid during the period for income taxes, net of refunds received	63.6	89.0
SUPPLEMENTAL DISCLOSURE OF NONCASH FINANCING AND INVESTING ACTIVITIES:
Accrued capital expenditure additions	$70.8	$39.5
Non-cash Common Stock issued for business combination	9,628.6
Non-cash debt assumed for business combination	1,943.0
Non-cash capital contribution associated with special share purchase transaction	—	13.8
Non-cash redeemable noncontrolling interest for business combinations	410.9

CONTACT:
Coty Inc.
Investor Relations
Kevin Monaco, +1-212-389-6815
or
Media
Jennifer Friedman, +1-917-754-8399